Exhibit 3.1

SECRETARY OF STATE
STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that C.O.R.E. (USA) Community- Oriented Resource Environment, Inc. did on December 23, 2003 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

(The Great Seal of the State of Nevada)

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 24, 2003.

/s/ Dean Heller
DEAN HELLER
Secretary of State

By /s/ Damienne C. Smelt
Certification Clerk

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz
ARTICLES OF INCORPORATION (PURSUANT TO NRS 78)	FILED# C32013-03 DEC 23, 2003 IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

1. Name of Corporation:	C.O.R.E. (USA) COMMUNITY-ORIENTED RESOURCE ENVIRONMENT, INC.
2. Resident Agent Name and Street Address:	JENKINS LAW OFFICE, LLC 321 W. WINNIE LANE, SUITE 102 CARSON CITY, NEVADA 89703
3. Shares:	Number of shares with par value: 100,000 Par Value: $0.001; Number of shares without par value: NIL
4. Name & Addresses of Board of Directors/ Trustees:	Timothy Thompson 14320 Marc Road, Maple Ridge, British Columbia V4R 2G5
5. Purpose:	The purpose of the corporation shall be:
6. Names, Address and Signature of Incorporator:	TIMOTHY THOMPSON /s/ Timothy Thompson 14320 Marc Road, Maple Ridge, British Columbia V4R 2G5
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. Jenkins Law Office By: /s/ Caren Jenkins Date: 12/6/2003 Authorized Signature of R.A. or On Behalf of R.A. Company

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz
CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.380)	FILED# C32013-03 MAY 24, 2004 IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

  Name of corporation:

  C.O.R.E. (USA) COMMUNITY-ORIENTED RESOURCE ENVIRONMENT, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 has been amended as follows:

Articles 3(1): The total number of shares the Corporation is authorized to issue is increased from 100,000 to 75,000,000 shares, with a par value $.001 per share, of which 50,000,000 shall be common stock, with a par value of $.001 per share, and 25,000,000 shall be preferred stock, with a par value of $.001 per share, and the designations, preferences, limitations, and relative rights of the shares of each class are as follows:

1. Common Stock:

  The rights of holders of common stock to receive dividends or share in the distribution of assets in the event of liquidation, dissolution, winding up of the affairs of the Corporation shall be subject to the preferences, limitations, and relative rights of the preferred stock fixed in the resolution or resolutions which may be adopted from time to time by the board of directors of the Corporation providing for the issuance of one or more series of the preferred stock.

  The holders of the common stock shall be entitled to one vote for each share of common stock held by them of record at the time for determining the holders thereof entitled to vote.

  Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders, holders of a majority of the outstanding common stock (and/or preferred stock, if applicable) entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

  The holders of the outstanding common stock of the Corporation may take any action by vote or concurrence of a majority, except as otherwise required by the laws of the State of Nevada.

2. Preferred Stock: The Corporation may divide and issue the preferred stock in series. Preferred stock of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the State of Nevada in respect of the following:

(a) The number of shares to constitute such series, and the distinctive designations thereof;

(b) The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(c) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d) The amount payable upon shares in event of involuntary liquidation;

(e) The amount payable upon shares in event of voluntary liquidation;

(f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g) The terms and conditions on which shares may be converted into another class of preferred stock, into common stock, or into other securities of the Corporation, if the shares of any series are issued with the privilege of conversion;

(h) Special, conditional or limited voting powers, or no right to vote, except to the extent prohibited by the laws of the State of Nevada; and

(i) Any other relative rights and preferences of shares of such series including, without limitation, any restriction on an increase in the number of shares of any series previously authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

Article 3(2): Upon effectiveness of this Amendment to Articles of Incorporation, the total number of authorized stock that may be issued by the Corporation is 75,000,000 shares, of which 50,000,000 shall be common stock, with a par value of $.001 per share, and 25,000,000 shall be preferred stock, with a par value of $.001 per share. Said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The undersigned declare that they constitute at least two-thirds of the incorporators ٱ, or of the board of directors ☒ (check one box only)

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures

/S/ Timothy Thompson

Signature

*If more than two signatures, attach an 8 1/2 x 11 plan sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.